UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 28, 2007
KB Home

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9195	95-3666267

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(310) 231-4000
Not Applicable

(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Approval of Employment Agreement
     On February 28, 2007, KB Home (the “Company”) entered into an employment agreement with Jeffrey T. Mezger, who in November 2006 was promoted to the position of Company President and Chief Executive Officer. The agreement was approved by both the Company’s Board of Directors and its Management Development and Compensation Committee (the “Committee”), which is composed solely of independent directors. The agreement provides for compensation that is primarily performance-based and payable in equity.
     The following description of the agreement is only a summary and is qualified in its entirety by reference to the agreement, which is filed as an exhibit hereto.

Position	•	President and Chief Executive Officer, member of the Board of Directors.

Term	•	Term through November 30, 2009, with recurring annual option for one year extensions; Company failure to extend term triggers severance (but not after Mr. Mezger attains age 65).

Annual Salary	•	$1,000,000.

Bonus	•	Eligible to participate in annual bonus program based on achievement of milestones determined by the Committee with input from Mr. Mezger.

Equity	•	At a future meeting of the Committee, the Committee will grant the following to Mr. Mezger under a shareholder-approved plan: Promotion grant of 10-year term stock options valued at $4 million; Annual grant of 10-year term stock options valued at $4 million; Grant of 54,000 performance shares that pay-out from 0% to 150% after three years, solely based on long-term shareholder return relative to peer companies.

Benefits	•	Continued participation in employee benefit plans available to senior officers.

Severance for Termination without “Cause” or resignation with “Good Reason”	•	Subject to a release of claims, lump sum cash payment of 200% of annual salary plus 200% of average annual bonus for prior three years (not to exceed $6 million in aggregate) plus pro-rated bonus for termination year; Company-paid COBRA continuation; two years equity vesting acceleration and 36 months to exercise options for equity granted on or after February 28, 2007; performance shares paid as earned if performance period would otherwise close in next 24 months (36 months for 2007 performance share grant); pre-existing outstanding equity governed by existing terms.

Change in Control	•	Full vesting of unvested equity granted on or after February 28, 2007; pre-existing equity governed by existing terms; performance shares paid as earned assuming period closes at change in control; full vesting and cash-out of employee benefits; if involuntarily terminated in connection with change in control, same severance as above except multiple is 300% rather than 200%, with total cash severance not to exceed $12 million; Internal Revenue Code Section 280G excise tax restoration.

Cause Definition	•	Felony conviction materially harming the Company; willful failure to follow reasonable Board directions; material breach of employment agreement; willful misconduct; fraud or dishonesty or misappropriation intended to result in personal enrichment at expense of the Company; 30 day notice/cure period and opportunity to present case to full Board.

Good Reason Definition	•	Forced relocation of more than 50 miles, reduction in pay, material diminution of duties/responsibilities, Company material breach of employment agreement, failure for successor to assume agreement; 30 day notice/cure period.

Clawback	•	The Company can require Mr. Mezger to repay bonus and equity compensation if the Company is required to restate its financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002.

Covenants	•	Two year nonsolicit, confidentiality and mutual non-disparagement following termination of employment.
     Approval of Performance Measures for 2007 Bonus and Long-Term Equity Award
     On February 28, 2007, in connection with the approval of the employment agreement for Mr. Mezger and in accordance with Section 162(m) of the Internal Revenue Code, the Committee approved performance measures and targets for a fiscal year 2007 bonus and long-term incentive award for Mr. Mezger which are intended to encourage his retention and align his interests with shareholders.
     The 2007 annual bonus will be determined solely by the Committee based on pre-tax, pre-incentive Company profit goals that have been set for fiscal 2007. The Committee has established objective guidelines and other factors that it will consider in determining the amount of bonus to pay, if any. The guidelines are intended to establish ranges of bonus payments that are competitive with bonus practices and levels of the Company’s peer group of eleven publicly-traded homebuilding companies.
     In connection with the future grant of 54,000 performance shares to Mr. Mezger, the Committee approved the performance targets for this award. The vesting of the performance shares will be based on the Company’s three-year Total Shareholder Return as compared to the Company’s peer group. There will be no payout if the Company’s three-year Total Shareholder Return compared to the peer group is below the 25th percentile. There will be a 100% payout if performance is at the 50th percentile and a 150% payout if performance is greater than the 75th percentile. Payout amounts will be interpolated for other results.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Employment Agreement with Jeffrey T. Mezger, KB Home President and Chief Executive Officer, dated as of February 28, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KB HOME (Registrant)
By:	/s/ WILLIAM R. HOLLINGER
William R. Hollinger
Senior Vice President and Chief Accounting Officer

Dated: March 6, 2007

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